EXHIBIT 3.1


                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                         ANCHOR ADVANCED PRODUCTS, INC.
                      -------------------------------------


          ANCHOR ADVANCED PRODUCTS, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

          1. The name of the corporation is Anchor Advanced Products, Inc. The name of the corporation as originally incorporated was Anchor Cosmetics Company. The date of filing of its original Certificate of Incorporation with the Secretary of State was April 16, 1990.

          2. This Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation by deleting in its entirety Paragraph Seventh thereof and renumbering the Paragraphs to reflect such deletion.

          3. The text of the Certificate of Incorporation as amended or supplemented heretofore is further amended and restated in its entirety hereby to read as herein set forth in full:

         FIRST: The name of this Corporation shall be Anchor Advanced Products,
                Inc.

        SECOND: Its registered office in the State of Delaware is to be located at 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

        THIRD: The purpose or purposes of the Corporation shall be: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

        FOURTH: The total number of shares of stock which this Corporation is authorized to issue is: 3,000, with a par value of $.01 per share.

        FIFTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:


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        A.      The Board of Directors of the Corporation is expressly
                authorized to adopt, amend, or repeal the By-Laws of the corporation.

        B. Elections of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

        C. The books of the Corporation may be kept at such place within or without the State of Delaware as the By-Laws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

        SIXTH: The Corporation hereby elects in this Certificate of Incorporation not to be governed by Section 203 of the General Corporation Law of Delaware.

       SEVENTH: Except as stated in Article EIGHTH of this Certificate of Incorporation, the Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.

        EIGHTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, however, that, to the extent provided by applicable law, this provision shall not eliminate the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.



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

          4. This Restated Certificate of Incorporation was duly adopted by the Board of Directors and by unanimous written consent of the stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, Anchor Advanced Products, Inc. has caused this Certificate to be signed by Francis H. Olmstead, Jr., its President, and attested by John J. Nugent, its Secretary, this 31st day of October, 1994.


                                        ANCHOR ADVANCED PRODUCTS, INC.


                                        By: /s/ Francis H. Olmstead, Jr.,
                                            -----------------------------
                                                      President


ATTEST:



    /s/ John J. Nugent
----------------------------
        Secretary



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